Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-163521) and related joint proxy statement/prospectus of Denbury Resources Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2009 (except for the matters related to the retrospective adoptions of SFAS No. 160 and FSP EITF 03-6-1 and the reorganization of operating segments described in Notes 2, 11 and 18 as to which the date is January 25, 2010) with respect to the consolidated financial statements of Encore Acquisition Company included in Encore Acquisition Company’s Current Report on Form 8-K dated January 25, 2010, filed with the Securities and Exchange Commission, and our report dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of Encore Acquisition Company included in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
January 25, 2010